UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): August 22, 2013

Kellogg Company

(Exact name of registrant as specified in its charter)

Delaware	1-4171	38-0710690
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

One Kellogg Square

Battle Creek, Michigan 49016-3599

(Address of principal executive offices, including zip code)

(269) 961-2000

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(b) On August 22, 2013, Kellogg Company (the “Company”) announced that Brad Davidson will retire from the Company effective October 1, 2013. Until that date, Mr. Davidson will assist the Company with transitioning the business.

(e) In connection with his departure from the Company, the Company entered into an agreement with Mr. Davidson pursuant to which (a) he will receive pay (salary and target bonus) and benefits over a two year period under the Kellogg Company Severance Benefit Plan, at the end of which he would be entitled to retire from the Company and receive pension and retirement benefits under the Company’s plans; (b) he will continue to vest in his option awards in accordance with the terms of the relevant plans; and (c) he will be subject to restrictive covenants, including non-compete and non-solicit obligations.

Descriptions of the Kellogg Company Severance Benefit Plan and other benefits described above are contained in the Company’s proxy statement filed with the SEC on March 11, 2013 and are incorporated herein by reference.

Item 8.01. Other Events

On August 22, 2013, the Company also announced the appointment of Paul Norman to the newly created role of Chief Growth Officer, effective October 1, 2013. In that role, Mr. Norman will be responsible for helping develop Kellogg Company’s long-term category strategies, including driving scalable, consumer-driven brand-building and breakthrough innovation.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

KELLOGG COMPANY

Date: August 22, 2013	/s/ Gary H. Pilnick
	Name:	Gary H. Pilnick
	Title:	Senior Vice President, General Counsel, Corporate Development and Secretary